Exhibit 99.1

MPHASE PROVIDES OPERATIONAL UPDATE INCLUDING CONTINUED GROWTH IN LEARNING TRACK BUSINESS

Gaithersburg, MD – October 13, 2020 – mPhase Technologies, Inc. (OTCQB: XDSL) (“mPhase” or the “Company”) is providing the following update on new technology and business improvements at its Learning Track division. As a reminder, in 2019 Learning Track introduced a Learning Management System (“LMS”) platform that has enabled mPhase to become one of the fastest growing public companies in the LMS space and has contributed a majority of Company revenue to date, accounting for a quarterly revenue increase from $2.5 million in Q4 2019 to approximately $7.6 million in Q3 2020, which also marked the first profitable quarter in Company history. mPhase has guided to over $30 million in trailing-twelve-month revenue for fiscal year 2020.

The Company spent the last few quarters developing additional technology that it believes will increase the attractiveness of the Learning Track platform. New and upcoming enhancements include:

●	An updated User Interface (“UI”), which will improve navigation and the overall look of the platform;
●	A user-friendly mobile application that will serve as a companion for delivering offline learning, microlearning and micro-certifications — enabling users to access courses and training anywhere, anytime;
●	Both iOS and Android apps to support all Shareable Content Object Reference Model (SCORM) content, a necessity in the learning space;
●	A growing catalog of engaging course content;
●	Enhanced client functionality, with the ability to create custom courses and to access existing content and training programs.

As previously reported, Learning Track recently signed two additional channel partners, giving the division three independent sources to target a wider range of customer verticals and networks. The Company has onboarded two new accounts through its third-party channels and now has 24 customers. The platform continues to expand, with approximately 700 courses and 250 teachers. Based on current trends, mPhase believes that the LMS business will remain its key revenue driver into 2021.

“Our LMS segment is the backbone of our business, and has a significant recurring element with consistent margins,” explained mPhase CEO Anshu Bhatnagar. “Our current goal is to build on our initial success in the LMS space via ongoing technology enhancements, which we think can lead to additional long-term revenue streams as we onboard clients. There is a stickiness in this business, as users customize their training and become embedded on the platform. So, we are really encouraged by the potential for ongoing success in the LMS space. The scalability of our platform was a key element in our quick path to profitability, but it is also an important part of our growth strategy for the coming year. With our recent upgrades, we will be entering 2021 with an improved product offering, positioning ourselves to gain additional sources of recurring revenue.”

Operational Update

The Company is updating analysts and investors that it is not able to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2020, by the extended due date of today as the Company continues to experience disruptions caused by the novel coronavirus (“COVID-19”) pandemic. A significant portion of the Company’s business operations are located in India including certain of its key personnel responsible for assisting the Company in the preparation of its financial statements. As a result of the continued restrictions stemming from the COVID-19 pandemic, the Company was unable to obtain financial records that it needed from its India based operations to permit the Company to file a timely and accurate Annual Report on Form 10-K by the prescribed date without undue hardship and expense to the Company. Accordingly, the Company expects to file its Annual Report on Form 10-K by October 31, 2020.

In conjunction with filing its Annual Report on Form 10-K, management plans to hold an earnings results conference call, their first since assuming control in 2019. Included in this call, the Company will provide detailed information on its three primary divisions, Travel Buddhi, CloseComms and Learning Track. mPhase will also discuss its strategy to monetize the legacy patent portfolio, which includes medical drug-delivery technology and a tested, proven, but not yet commercialized always-ready smart battery. Management will provide dial-in information in a later update.

About mPhase Technologies

mPhase is a technology driven, innovative development company that creates and commercializes products and applications that impact everyday people. The Company is assembling industry-leading teams specializing in artificial intelligence, machine learning, software, consumer engagement, and other advanced technologies. Additional information can be found at the mPhase website, www.mphasetech.com; and at www.learningtrack.com. Please follow us on twitter: @mPhase_Tech for the latest updates.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contacts:

Investor Contact:

ir@mphasetech.com